EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Atmos Energy Corporation for the registration of $900,000,000 of its debt securities and common stock and to the incorporation by reference therein of our reports dated November 20, 2006, with respect to the consolidated financial statements of Atmos Energy Corporation, Atmos Energy Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Atmos Energy Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
November 30, 2006